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                                                                    Exhibit 10.9

                               [LOGO OF TOKHEIM]


                              EMPLOYMENT AGREEMENT
                              --------------------

                        President and Directeur General
                        -------------------------------
                              of Tokheim Sofitam.
                              -------------------



          THIS EMPLOYMENT AGREEMENT (hereinafter "Agreement"), effective this 17th day of DECEMBER, 1996, by and between TOKHEIM CORPORATION, an Indiana corporation (hereinafter "the Company"), and JACQUES ST-DENIS (hereinafter "the Employee"), which Agreement shall be deemed to replace any and all previously existing Employment Agreements between the parties.

          WHEREAS, the Company desires to employ the Employee in an executive capacity and the Employee desires to be so employed, all upon the following terms and conditions.

          NOW, THEREFORE, in consideration of the premises hereinafter set forth, it is mutually agreed as follows:

          1. The Company agrees to employ the Employee, and the Employee agrees to serve the Company, on a full-time basis in the capacity hereinafter designated and upon the terms hereinafter specified. Said employment shall continue from this date forward for an indefinite period and until such time as it may be terminated by one or more of the parties, it being expressly recognized that either party may terminate this Agreement, with cause, upon the giving of a written notice to the other, and in such event, the parties shall each be entitled only to such continuing rights as may be provided in this Agreement or as may otherwise be available to them in law or equity. In the event Employee is terminated without cause, Employee shall

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be entitled to severance pay equal to twelve (12) months of the Employee's base monthly salary. This severance, however, will end prior tothe twelve (12) months should the Employee find other employment.

          2. The Employee shall serve in the capacity of President and Directeur General of Tokheim Sofitam.

          The Employee shall have such duties and responsibilities and shall supply such services in the carrying out of such duties and responsibilities as the Company, through the Board of Directors, the duly appointed Committees of the Board, the Chief Executive Officer of the Company or such other Executive Officers as may be designated by the Board, shall, from time to time, direct, and said parties shall be free to alter or amend the position, responsibilities, duties or services to be performed by the Employee in such manner as to them shall be deemed to be in the best interests of the Company. During the term of employment, the Employee shall devote his best efforts and skills to the business interests of the Company and shall not engage in any commercial enterprise or activity, either directly or indirectly, in conflict with the Company's business, or which may in any way interfere with his employment, without the consent of the Company.

          3. The Employee hereby recognizes the Company's proprietary rights in the tangible and intangible property of the Company and acknowledges that notwithstanding the relationship of employment, the Employee will not obtain or acquire through such employment any personal property rights in any of the property of the Company, including, but not limited to, any writings, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, tradenames, trade styles, service

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marks, logos, copyrights, patents or other matters which are properly the property of the Company.

          4. The Employee shall, during the term of employment, use his best efforts and exercise his utmost diligence to protect and safeguard the confidential information of the Company, including, but not limited to, trade secrets, know-how, product formulas, recipes, methods, procedures, processes, devices, apparatuses, materials or other matters which are confidential to the Company. The Employee further agrees that he shall not, during the term of employment or thereafter, personally use or disclose to others information which shall be confidential to the Company, except as such use or disclosure may be required during the course of employment with the Company or as may be consented to by the Company.

          5. The Employee agrees that during the term of his employment, any and all inventions and discoveries, whether or not patentable, which the Employee may conceive or make, either alone or in conjunction with others and related or in any way connected with the business of the Company, shall be the sole and exclusive property of the Company. The Employee shall, without further compensation or consideration, but at the expense of the Company, and as and when requested to do so by the Company, promptly execute and assign any and all applications, assignments and other instruments which the Company shall deem necessary in order to apply for and obtain letters patent of the United States and of foreign countries for said inventions and discoveries, and in order to assign and convey to the Company, or to the Company's nominee the sole and exclusive right, title and interest in and to said inventions, discoveries or any applications or patents thereon. As promptly as known or possessed by the Employee, the Employee shall disclose to the Company all information with respect to said inventions and discoveries. The Employee further agrees that during the term

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of employment, trademarks, tradenames, service marks, trade styles, logos, emblems, labels, slogans and writings, whether or not copyrighted, originated by the Employee, alone or in conjunction with others, and related or in any way connected with the business of the Company, shall be the sole and exclusive property of the Company.

          6.   The Employee shall be entitled to compensation as follows:

          A. The Employee shall be entitled to a monthly base salary of Fourteen Thousand Five Hundred Eighty-Three Dollars and Thirty-Four Cents ($14,583.34). The Base Pay will be reviewed annually. Such Base Pay will be payable in such semi-monthly or monthly installments as is consistent with the policy of the Company in such matters. The Employee shall also be eligible for the officer's bonus program, a copy of which has been supplied to the Employee.

          B. The Employee shall be granted participation in all employee benefit plans applicable to executive officers of the Company, including, but not limited to, medical plans, disability plans, life insurance plans, savings plans, stock option plans and such other plans as may from time to time be made available and applicable to the Employee, consistent with the policies of the Company and the terms and conditions of such plans. Nothing herein shall be deemed to alter the terms and conditions of such plans or the policy of the Company with respect thereto, and nothing herein shall be deemed to entitle the Employee to any rights therein which would not otherwise be made available to the Employee pursuant to the implementations of such plans in accordance with the terms, conditions and provisions set forth therein. It shall be further understood that nothing herein shall prevent the Company, through its Board of Directors, the duly appointed Committees of the Board or such other Executive Officers of the Company as the Board may designate, from altering or amending any of the aforesaid plans or

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eliminating or adding to them as they shall from time to time deem appropriate and in the interests of the Company.

          C. Except as may otherwise be expressly provided herein, the Employee shall be granted, upon his termination from the Company, such rights as may be available to him pursuant to any plan or plans hereinabove referred to, and, in addition thereto, any termination benefits accorded terminated executives, consistent with any existing policy or practice of the Company with respect to such termination. In the event there shall be no such policy or practice with respect to termination, then such termination benefits, if any, as may be deemed appropriate to the Board of Directors, its duly appointed Committees or such other Executive Officers as may be directed by the Board to act in such matters.

          7. In the event there shall occur (i) a merger, consolidation or other combination of the Company with or into any other corporation, (ii) the acquisition, subsequent to the date of this Agreement, directly or indirectly, by any person, entity or group of persons of ownership of the power to vote in excess of twenty percent (20%) of the voting securities of the Company followed by the election by said party of one or more representatives to the Board of Directors, (iii) the acquisition, subsequent to the date of this Agreement, directly or indirectly, by any person, entity or group of persons of ownership of the power to vote in excess of fifty percent (50%) of the voting securities of the Company, whether or not followed by the election by said party or parties of one or more representatives to the Board of Directors or (iv) any other event, including, but not limited to, the matters set forth in (i) through (iii) above which shall have the effect of vesting effective control of the business and affairs of the Company in a person, entity or group of persons other or different than the present stockholders of the Company, or which shall have the effect of causing a change in management of the

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Company, then and in that event, the right of the Company and the Employee to unilaterally terminate this employment upon thirty (30) days' written notice shall be subject to the following express provision: If such termination shall be initiated by the Company within thirty-six (36) months of any of the events described in (i), (ii), (iii) or (iv) of this Paragraph; or if such termination shall be initiated by the employee within thirty-six (36) months of any of the events described in (i), (ii), (iii), (iv) of this Paragraph, and any one of the following also occurs; (a) a change of the Chief Executive Officer, (b) change of job, (c) change of salary, or (d) move of job responsibilities to a distance greater than fifty (50) miles from the current office location, then upon the effective date of termination, the Employee shall be entitled to the termination benefits set forth in this Paragraph 7 in addition to any other termination rights which may have accrued to him during his employment; provided, however, that the following provisions with respect to direct severance pay (i.e., salary and bonus payments) shall be exclusive and shall replace any other rights of the Employee to direct severance payments:

          A. The Employee shall be entitled to receive the greater of 299.99% of the base salary or twice the employees total compensation at the same rate at which it existed at the date of the event referenced in (i) through (iv) of this Paragraph 7 above. The Employee shall further be entitled to receive as direct severance pay, bonuses during the subsequent twenty-four (24) months on the same dates that he would otherwise have been entitled to them had his employment continued; provided, however, that the amount of such bonuses shall not be contingent upon any matters arising after the date of termination, but shall on an annual basis be equal to the average annual sum paid in bonuses to the Employee during the last three (3) bonus periods preceding his termination, or the average annual bonuses of such lesser bonus periods if his employment was for less than three (3) bonus periods prior to termination. In the

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event that during any part of such twenty-four (24) month period, the executive officer's activities involved returning the corporation to profitability which limited bonus potential, the bonus shall be paid for such twenty-four month period as if the company had been profitable. To the extent the twenty-four
(24) months shall expire in the middle of a bonus period, then for such partial year, the Employee shall be entitled to that percentage of the average annual bonus that the partial year bears to a total year, and he shall be paid any remaining and unpaid bonus amounts due him at the expiration of said twenty-four
(24) month period. In the event the Employee is terminated within said 36 month period, severance shall be payable in a single lump sum. In the event the Employee shall die during any period in which payments shall be due hereunder, the balance of any salary and bonus payments shall be paid to the Employee's estate within six (6) months of the date of his death.

          B. The Employee shall immediately be paid a lump sum amount equal to the value of any outstanding stock options which by their terms cannot be exercised the day following the Employee's termination of employment (the value of each option shall be equal to the average of the high and low price of a share of stock, as quoted on the composite transactions table covering transactions on the New York Stock Exchange on the first date that the stock was traded on that Exchange which next precedes the date the Employee's employment terminated minus the stock option's exercise price). The Executive shall immediately be paid a lump sum amount equal to the value of any unvested shares of restricted stock as if all restrictions had been removed the day preceding the Change of Control;

          C. In addition to the continuation of his base salary and bonus as provided above, the Employee shall further be entitled for twenty-four (24) months following termination to receive medical insurance, life insurance and disability insurance benefits from the Company

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on terms comparable to the benefits provided by the Company to the Employee in such matters as of the date of the event referenced in (i) through (iv) of this Paragraph 7 above; provided, that any severance payments provided for hereinabove shall be reduced by the amount of any disability benefits paid pursuant to this Paragraph 7B for the period that such disability payments shall continue; and, provided further, that notwithstanding anything hereinabove set forth, any medical, life and disability benefits shall terminate automatically at any time that the Employee shall secure and begin alternate employment. The employee may elect in writing at the time of severance to receive the cash value of any or all of these benefits in lieu of coverage.

          D. If the Employee shall be fifty (50) years of age or older at the time of any termination governed by the terms of this Paragraph 7, and if the twenty-four (24) months of continued salary and bonus shall expire prior to the Employee's sixtieth (60th) birthday, then the Employee shall additionally be entitled to receive his base salary and bonus from the date of expiration of the twenty-four (24) months until the date of his sixtieth (60th) birthday at one-half (1/2) the rate of salary and bonus payable to him during the first twenty-four (24) months following his termination.

          E. If the Employee shall be sixty-three (63) years of age or older at the time of any termination governed by the terms of this Paragraph 7, then all benefits provided for above shall run not for a period of twenty-four (24) months as hereinabove set forth, but rather for that number of months occurring between the date of termination and the date of the Employee's sixty-fifth
(65th) birthday and all benefits otherwise running for twenty-four (24) months shall run for that period of time.

          F. It is expressly understood and agreed that if the receipt or the right to receive all or any part of the payments contemplated by this Paragraph 7, either alone or with

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other payments, which the Employee has received or has the right to receive from the Company and which are "parachute payments" within the meaning of Section
280G of the Internal Revenue Code, as amended, would result in some or all of the payments contemplated by this Paragraph 7 or the parachute payments being "excess parachute payments", as defined in Section 280G of the Internal Revenue Code, and/or if such payments would result in the Employee suffering an excise tax or other extraordinary tax upon the receipt thereof, the Company shall make such additional payments to the Employee as shall be necessary to cause the net after-tax benefit to the Employee to be the same as would have been the case had there been no excise or extraordinary tax applied to such payments.

          G. In the event the Employee shall be required to employ counsel or bring suit to enforce any of the terms or conditions of this Paragraph 7 and shall be successful in securing enforcement of any of such terms and conditions, the Employee shall be entitled to all reasonable expenses, including, but not limited to, attorneys' fees incurred in such enforcement efforts.

          8. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company as an executive or in any other capacity.

          9. All payments provided under this Agreement shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. The Employee shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind

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or a fiduciary relationship, between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

          10. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          11. Neither this Agreement or any right or interest hereunder shall be assignable by the Employee, his beneficiaries or legal representatives, without the Company's prior written consent; provided however, that nothing in this Paragraph shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

          12. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, communication, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          13. This Agreement shall be binding upon and inure to the benefit of the Employee and the Company and their respective permitted successors and assigns. In the event the Company merges or consolidates with or into any other corporation or corporations or sells or otherwise transfers substantially all its assets to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation surviving or resulting from the merger or consolidation or to which such assets are sold or transferred. All

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references herein to the Company refer with equal force and effect to any corporate or other successor of the Company which acquires, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

          14. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provisions of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          15. If, for any reason, any provisions of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

          16. This Agreement has been executed and delivered in the State of Indiana, and its validity, interpretation, performance and enforcement shall be governed by the laws of said State.

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          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.


                                            TOKHEIM CORPORATION


                                       By   ________________________________
                                            Douglas K. Pinner,
                                            Chairman, President & CEO

ATTEST:
                                                        "the Company"
_____________________________

Its _________________________



                                            _________________________________
                                            Jacques St-Denis
                                            President and Directeur General
                                            of Tokheim Sofitam.


                                                        "the Employee"


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